Exhibit 10.2

STATE OF NORTH CAROLINA

COUNTY OF COLUMBUS

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into this 31st day of December, 2010, by and between James G. Graham, a resident of Columbus County, North Carolina (“Graham”), Waccamaw Bankshares, Inc. (“Bankshares”), a North Carolina corporation and Waccamaw Bank (the “Bank”), a North Carolina banking corporation and wholly owned subsidiary of Bankshares.

WITNESSETH:

WHEREAS, Graham is the president and chief executive officer of Bankshares and the Bank pursuant to the terms of an Employment Agreement dated October 30, 2007 (the “Employment Agreement”); and

WHEREAS, Graham and the Bank have entered into an Executive Supplemental Retirement Plan Agreement dated October 30, 2007, and amended September 30, 2010 (the “SERP”), providing for certain benefits upon the retirement of Graham from active employment with Bankshares and the Bank; and

WHEREAS, Graham and the Bank have entered into a Director Supplemental Retirement Plan Agreement dated April 6, 2007 (the “Director Retirement Agreement”), providing for certain benefits upon the retirement of Graham from service on the board of directors of Bankshares and the Bank; and

WHEREAS, Graham is the recipient of certain options to purchase shares of common stock of Bankshares pursuant to the terms of certain stock option plans adopted by Bankshares and approved by its shareholders; and

WHEREAS, Graham desires to retire from his position of president and chief executive officer of Bankshares and the Bank and Bankshares and the Bank desire to permit Graham to retire without monetary disadvantage as a result of his retirement.

NOW, THEREFORE, for and in consideration of the mutual promises and other consideration, the receipt and sufficiency of which is acknowledged and received, the parties hereto agree as follows:

1.

Graham shall retire as president of Bankshares and the Bank effective 5:00 p.m. on December 31, 2010 and shall retire as chief executive officer of Bankshares and the Bank effective 5:00 p.m. on March 1, 2011 (the “Retirement Date”).

Graham shall promptly issue resignation letters with respect to all such positions and shall further sign any other documentation that Bankshares or the Bank may require to effectuate such resignations.

2.	At the Retirement Date, Graham shall return to Bankshares and the Bank all property, including without limitation computer equipment, mobile devices, software, keys, access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Bank’s customers, business plans, marketing strategies, products, or processes which contain proprietary information or trade secrets of Bankshares or the Bank, provided, however, that Graham shall be entitled to retain a copy of the Outlook “contacts” file from his workstation. Graham shall also be permitted to retain his mobile telephone number following the Retirement Date at his own expense.

3.	Graham shall be entitled to all of the monetary rights, privileges and benefits contained in the Employment Agreement, the SERP, and the Director Retirement Agreement through and as a result of the Retirement Date and each of the Employment Agreement, the SERP and the Director Retirement Agreement shall be honored in accordance with its terms and the terms of this Agreement.

4.	Graham shall be entitled to reimbursement for the cost of his continuing health insurance in an amount equal to One Thousand Four Hundred Fifty Dollars ($1,450) per month during the four (4) month period beginning on the Retirement Date and ending June 30, 2011.

5.	Graham shall be entitled to retain any and all unexercised options vested in him as of the Retirement Date or the date of his retirement from the Board of Directors, as applicable, pursuant to stock option plans adopted by Bankshares for the longest period of time permitted under applicable law and the terms and provisions of the plans under which the options were granted. Graham acknowledges that outstanding incentive stock options will be exercisable for a maximum of ninety (90) days from the Retirement Date pursuant to applicable law and the terms and provisions of the plan(s) under which such options were granted.

6.

Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that neither Bankshares nor the Bank (nor their successors in interest) shall be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default, or operating in an unsafe or unsound manner, (b) such payment or action would, in the opinion of Bankshares and the Bank, be prohibited by or would violate any provision of state or federal law applicable to Bankshares or the Bank, including without limitation the Federal Deposit Insurance Act, the Bank Holding Company Act of 1956, and chapter 53 of the

General Statutes of North Carolina, as now in effect or hereafter amended, (c) would, in the opinion of Bankshares and the Bank, be prohibited by or would violate any applicable rules, regulations, orders, statements of policy, or guidance, whether now existing or hereafter promulgated, of any Regulatory Authority, or (d) otherwise would, in the opinion of Bankshares and the Bank, be prohibited by any Regulatory Authority. For purposes of this paragraph, “Regulatory Authority” includes without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Federal Reserve Bank of Richmond, or any other banking regulator having legal jurisdiction over Bankshares or the Bank.

7.	Graham acknowledges and understands that, in light of the regulatory environment in which Bankshares and the Bank currently operate, it may be necessary to secure the prior approval of applicable Regulatory Authorities before any payments may be made or actions taken under this Agreement. The process for obtaining such approvals may be lengthy and neither Bankshares nor the Bank can guarantee that such approvals can be obtained. Neither Bankshares nor the Bank shall be liable to Graham in any manner whatsoever for losses or damages arising from delays in the regulatory approval process or from the denial of any regulatory application by a Regulatory Authority.

8.	Graham shall retire as a director of Bankshares and the Bank at the end of his current term of office immediately following the 2011 annual meeting of shareholders of Bankshares.

9.	Graham will serve as an envoy and ambassador of goodwill for Bankshares and the Bank and will not disparage, defame or otherwise interfere with the contracts and relationships of Bankshares or the Bank. Similarly, Bankshares and the Bank, for and on behalf of itself, its directors, officers and employees will not disparage or defame Graham or otherwise interfere with the contracts and relationships of Graham.

10.	The Employment Agreement shall be terminated effective as of the Retirement Date, provided, however, that Graham, Bankshares and the Bank acknowledge that the terms and conditions contained in the Employment Agreement regarding non-competition by Graham remain in full force and effect pursuant to its terms until January 1, 2012 (the “Non-Compete Period”). Notwithstanding the foregoing, the parties acknowledge and agree that Graham may consult with competing banks during the Non-Compete Period regarding issues of a non competitive nature, after full disclosure to the Company and upon receipt of permission of the Company, which permission shall not be unreasonably withheld. The confidentiality provision in the Employment Agreement shall remain in full force and effect and shall not be terminated, superseded or modified in any way by the execution of this Agreement.

11.	Graham hereby releases and forever discharges Bankshares, the Bank, their operating entities, subsidiaries, parent companies or entities, affiliated companies or entities, their shareholders, officers, directors, trustees, employees, associates, agents, benefit plans, successors and assigns from any and all claims, demands, or rights of action which exist as of the Retirement Date, whether contractual, common law, or statutory, of every name or nature, whether known or unknown, including but not limited to claims arising under the Age Discrimination in Employment Act.

12.	In consideration for, among other terms, Graham’s release of claims in paragraph 11 hereof, Bankshares and the Bank voluntarily release and forever discharge Graham from any and all claims, demands, or rights of action which exist as of the Retirement Date, whether contractual, common law, or statutory, of every name or nature, whether known or unknown; provided that Bankshares and the Bank do not release Graham from or for any claims based on actions or omissions that satisfy the elements of a criminal offense.

13.	Graham, Bankshares, and the Bank acknowledge that certain disclosures are required by Bankshares to securities and banking regulatory authorities and that the terms of this Agreement shall be made a public document by filing with the Securities and Exchange Commission.

14.	Graham acknowledges that he has been advised by this writing to consult with an attorney and has had the opportunity to review and consider this Agreement and to consult with legal counsel with respect thereto. Graham further acknowledges that he has entered into this Agreement voluntarily and of his own free will. In signing this Agreement, Graham acknowledges that he is not relying on any promises or representations made by anyone at or on behalf of Bankshares or the Bank, except as expressly set forth in this Agreement

15.	This Agreement shall not be construed in any manner as an admission by Bankshares or the Bank that they have violated any law, policy, or procedure or acted wrongfully with respect to Graham or any other person, or that Graham has any rights whatsoever against Bankshares or the Bank. Graham acknowledges that Bankshares and the Bank specifically disclaim any liability to Graham arising from their employment relationship with Graham or the termination of the relationship.

16.	If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.	No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.	This Agreement shall be governed by the laws of the State of North Carolina without reference to its principles of conflicts of law.

19.	Graham, Bankshares and the Bank agree to take whatever action deemed lawful by counsel to Bankshares and the Bank to fully effect the intent of the provisions of this Agreement.

20.	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

[Signatures on following page]

IN WITNESS WHEREOF, James G. Graham has adopted the below seal as his own and executed this Agreement in his individual capacity and the chairman of the board of directors of Bankshares and the Bank has executed this Agreement on behalf of Bankshares and the Bank, respectively, by authority duly granted by action of the board of directors, each as of the date first above written.

WACCAMAW BANKSHARES, INC.,

By:	/s/ Alan W. Thompson
Alan W. Thompson
Chairman of the Board of Directors

WACCAMAW BANK

By:	/s/ Alan W. Thompson
Alan W. Thompson
Chairman of the Board of Directors

/s/ James G. Graham (SEAL)
James G. Graham